Item 8.  Financial Statement and Supplementary Data

                        REPORT OF INDEPENDENT AUDITORS

To the Partners and Unitholders of Heartland Partners, L.P.

We have audited the accompanying consolidated balance sheets of Heartland Partners, L.P. (the "Partnership") as of December 31, 1999 and 1998 and the related consolidated statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1999. Our audits also included the financial statement schedules listed in the Index at Item 14(a). These financial statements and schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Heartland Partners, L.P. at December 31, 1999 and 1998, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                   Ernst & Young LLP

Chicago, Illinois
March 17, 2000, except as to
the second paragraph of Note 12,
as to which the date is March 20, 2000
and except as to the third paragraph
of Note 12, as to which the date is
March 24, 2000.

                           HEARTLAND PARTNERS, L.P.
                          CONSOLIDATED BALANCE SHEETS
                          December 31, 1999 and 1998
                            (amounts in thousands)

                                                                                             1999              1998
                                                                                             ----              ----
ASSETS:
------
Cash............................................................................           $   230           $ 1,115
Restricted cash.................................................................             4,182             2,564
Marketable securities (amortized cost of $149 in 1998)..........................               -0-               149
Accounts receivable (net of allowance of $416 in 1999 and 1998).................               373               353
Due from affiliate..............................................................             1,093               442
Prepaid and other assets........................................................               217               278
Investment in joint venture.....................................................               410               278
                                                                                           -------           -------
    Total.......................................................................             6,505             5,179
                                                                                           -------           -------

Property:
Land, buildings and other.......................................................             4,049             3,563
 Less accumulated depreciation..................................................             1,065               931
                                                                                           -------           -------
Net Land, buildings and other.........................................................       2,984             2,632
Land held for sale..............................................................               766               930
Housing inventories.............................................................            34,263            13,978
Land held for development.......................................................             5,287             5,490
Capitalized predevelopment costs................................................             7,451             5,022
                                                                                           -------           -------
 Net Properties.................................................................            50,751            28,052
                                                                                           -------           -------
Total Assets....................................................................           $57,256           $33,231
                                                                                           =======           =======

LIABILITIES:
-----------
Notes payable...................................................................           $32,770           $13,492
Accounts payable and accrued expenses...........................................            10,330             2,636
Management fee due affiliate....................................................                --               283
Accrued real estate taxes.......................................................               893             1,075
Allowance for claims and liabilities............................................             2,804             2,762
Unearned rents and deferred income..............................................             1,733             1,862
Other liabilities...............................................................             3,074             1,712
                                                                                           -------           -------
    Total Liabilities...........................................................           $51,604           $23,822
                                                                                           -------           -------
PARTNERS' CAPITAL:
-----------------
General Partner.................................................................                --                --
Class A Limited Partners - 2,142 units authorized, issued and outstanding.......                --                --
Class B Limited Partner.........................................................             5,652             9,409
                                                                                           -------           -------
    Total Partners' Capital.....................................................             5,652             9,409
                                                                                           -------           -------
Total Liabilities and Partners' Capital.........................................           $57,256           $33,231
                                                                                           =======           =======

          See accompanying notes to Consolidated Financial Statements

                           HEARTLAND PARTNERS, L.P.
                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
             For the Years Ended December 31, 1999, 1998, and 1997
                            (amounts in thousands)

                                                                                              Unrealized
                                                                                             Holding Gain
                                                                    Class A      Class B      (Loss) on
                                                        General     Limited      Limited      Marketable
                                                        Partner     Partners     Partner      Securities        Total
                                                        -------     --------     -------      ----------        -----
Balances at January 1, 1997..........................  $    66      $ 9,639      $ 9,582      $        (2)     $19,285
Net loss.............................................      (22)      (2,130)         (11)              --       (2,163)
Distribution.........................................      (16)      (1,607)          (8)              --       (1,631)
                                                       -------      -------      -------      -----------      -------

Balances at December 31, 1997........................       28        5,902        9,563               (2)      15,491
Net Loss.............................................      (28)      (5,902)        (154)              --       (6,084)
Marketable securities fair value adjustment..........       --           --           --                2            2
                                                       -------      -------      -------      -----------      -------

Balances at December 31, 1998........................  $    --      $    --        9,409               --        9,409

Net loss.............................................       --           --       (3,757)              --       (3,757)
                                                       -------      -------      -------      -----------      -------
Balances at December 31, 1999........................  $    --      $    --      $ 5,652      $        --      $ 5,652
                                                       =======      =======      =======      ===========      =======

          See accompanying notes to Consolidated Financial Statements

                           HEARTLAND PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
             For the Years Ended December 31, 1999, 1998 and 1997
               (amounts in thousands, except for per unit data)

                                                                                   1999           1998           1997
                                                                                   ----           ----           ----
Income:
-------

     Property sales........................................................    $   11,548     $    6,231    $    7,127
     Less: Cost of property sales..........................................         9,772          4,405         3,407
                                                                               ----------     ----------    ----------

  Gross profit on property sales...........................................         1,776          1,826         3,720
                                                                               ----------     ----------    ----------

Operating Expenses:
-------------------
     Selling expenses......................................................         3,570          3,845         2,465
     General and administrative expenses...................................         2,659          3,119         3,570
     Real estate taxes.....................................................           179            399           703
     Environmental expense.................................................           378          1,461            78
                                                                               ----------     ----------    ----------

  Total operating expenses.................................................         6,786          8,824         6,816
                                                                               ----------     ----------    ----------

  Net operating (loss).....................................................        (5,010)        (6,998)       (3,096)

Other Income and (Expense):
---------------------------
     Portfolio income......................................................           123             63            62
     Rental income.........................................................           772            886         1,104
     Other income..........................................................           917            514           286
     Depreciation..........................................................          (134)          (124)          (94)
     Management fee........................................................          (425)          (425)         (425)
                                                                               ----------     ----------    ----------

  Total other income and (expense).........................................         1,253            914           933
                                                                               ----------     ----------    ----------

  Net (loss)...............................................................    $   (3,757)    $   (6,084)   $   (2,163)
                                                                               ==========     ==========    ==========

  Net (loss) allocated to General Partner..................................    $       --     $      (28)   $      (22)
                                                                               ==========     ==========    ==========

  Net (loss) allocated to Class B limited partner..........................    $   (3,757)    $     (154)   $      (11)
                                                                               ==========     ==========    ==========

  Net (loss) allocated to Class A limited partners.........................    $       --     $   (5,902)   $   (2,130)
                                                                               ==========     ==========    ==========

  Net (loss) per Class A limited partnership unit..........................    $       --     $    (2.76)   $    (0.99)
                                                                               ==========     ==========    ==========

  Average number of Class A limited partnership units outstanding..........         2,142          2,142         2,142
                                                                               ==========     ==========    ==========

  Distributions declared per Class A limited partnership unit..............    $       --     $       --    $     0.75
                                                                               ==========     ==========    ==========

          See accompanying notes to Consolidated Financial Statements

                           HEARTLAND PARTNERS, L.P.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
             For the Years Ended December 31, 1999, 1998, and 1997
                            (amounts in thousands)

                                                                                    1999           1998          1997
                                                                                    ----           ----          ----
Cash Flow from Operating Activities:
------------------------------------
Net (loss)...................................................................   $   (3,757)   $   (6,084)   $   (2,163)
Adjustments reconciling net (loss) to net cash used in operating activities:
Bad debt expense..............................................................           --           211            98
Depreciation..................................................................          134           124            94
Accretion of discount on securities...........................................           --            --           (21)
Loss (Gain) on sale of securities.............................................           --            --             3
Net change in allowance for claims and liabilities............................           42           593          (491)
Net change in assets and liabilities:
     Decrease (increase) in accounts receivable...............................         (671)         (313)          181
     Increase in housing inventories..........................................      (20,285)       (4,852)       (3,486)
     Decrease in land held for sale...........................................          164           233           123
     Decrease in land held for development....................................          203           790           158
     (Increase) decrease in capitalized development costs.....................       (2,429)         (818)        1,369
     Increase (decrease) in accounts payable and accrued liabilities..........        7,694         1,895           476
     (Decrease) increase in management fee due affiliate......................         (283)         (142)           --
     Net change in other assets and liabilities...............................          980         1,656           759
                                                                                 ----------    ----------    ----------
Net cash used in operating activities.........................................      (18,208)       (6,707)       (2,900)
                                                                                 ----------    ----------    ----------

Cash Flow from Investing Activities:
-----------------------------------
Additions to land, buildings and other........................................         (486)         (333)         (645)
Net (purchases) sales and maturities of marketable securities.................          149            (6)        4,636
                                                                                 ----------    ----------    ----------
Net cash (used in) provided by investing activities...........................         (337)         (339)        3,991
                                                                                 ----------    ----------    ----------

Cash Flow from Financing Activities:
-----------------------------------
Advances on notes payable, net................................................       19,278         9,742         3,011
Increase in restricted cash...................................................       (1,618)       (1,840)         (424)
Distribution paid to unitholders..............................................           --        (1,631)       (2,719)
                                                                                 ----------    ----------    ----------
Net cash provided by (used in) financing activities...........................       17,660         6,271          (132)
                                                                                 ----------    ----------    ----------
Net (decrease) increase in cash...............................................         (885)         (775)          959
Cash at beginning of year.....................................................        1,115         1,890           931
                                                                                 ----------    ----------    ----------
Cash at end of year...........................................................   $      230    $    1,115    $    1,890
                                                                                 ==========    ==========    ==========

Supplemental Disclosure of Non Cash Operating Activities:
--------------------------------------------------------
Net land held for development and capitalized development costs transferred
to housing inventories........................................................   $       --    $    5,034    $       --
                                                                                 ==========    ==========    ==========

          See accompanying notes to Consolidated Financial Statements

                           Heartland Partners, L.P.
                  Notes to Consolidated Financial Statements
             For the years ended December 31, 1999, 1998 and 1997

Organization

Heartland Partners, L.P. ("Heartland" or the "Company"), a Delaware limited partnership, was formed on October 6, 1988. Heartland's existence will continue until December 31, 2065, unless extended or dissolved pursuant to the provisions of Heartland's partnership agreement.

Heartland was organized to engage in the ownership, purchasing, development, leasing, marketing, construction and sale of real estate properties. CMC Heartland Partners ("CMC") is an operating general partnership owned 99.99% by Heartland and .01% by Heartland Technology, Inc. ("HTI"), formerly known as Milwaukee Land Company ("MLC"). HTI is the general partner of Heartland (in such capacity, the "General Partner"). In July 1993, Heartland Development Corporation ("HDC"), a Delaware corporation, wholly-owned by Heartland and CMC, formed CMC Heartland Partners I, Limited Partnership ("CMCI"), a Delaware limited partnership, to undertake a planned housing development in Rosemount, Minnesota ("Bloomfield or Rosemount"). CMC has a 100% membership interest in CMC Heartland Partners II ("CMCII"), CMC Heartland Partners III ("CMCIII"), CMC Heartland Partners IV ("CMCIV"), CMC Heartland Partners V ("CMCV"), CMC Heartland Partners VI ("CMCVI"), CMC Heartland Partners VII ("CMCVII") and CMC Heartland Partners VIII ("CMCVIII"). CMCII was formed to participate in the Goose Island Industrial Park joint venture in Chicago, Illinois. CMCIII was formed in 1997 to develop a portion of the Kinzie Station property in Chicago, IL. CMC IV was formed in 1998 and is developing approximately 177 acres in Fife, Washington. CMCV was formed in 1996 to acquire finished lots, sell and to construct homes in Osprey Cove ("Osprey"), a master-planned residential community in St. Marys, GA. CMCVII was formed in 1998 to acquire and engage in sales, marketing and construction of homes in the Longleaf Country Club, Southern Pines, NC ("Southern Pines or Longleaf"). CMCVI and CMCVIII were formed at various times to acquire and hold future acquisitions. CMC also owns 100% of the common stock of Lifestyle Communities, Ltd. ("LCL") which serves as the exclusive sales agent in the St. Marys, Southern Pines and Kinzie Station developments. LCL is also the general contractor in the St. Marys development. CMC owns 100% of the stock of Lifestyle Construction Company, Inc. ("LCC") which serves as the general contractor in North Carolina. Except as otherwise noted herein, references herein to "Heartland" or the "Company" include CMC, HDC, CMCI, CMCII, CMCIII, CMCIV, CMCV, CMCVI, CMCVII, CMCVIII, LCL and LCC.

Heartland's partnership agreement provides generally that Heartland's net income
(loss) will be allocated 1% to the General Partner, 98.5% to the Class A limited partners (the "Unitholders") and 0.5% to the Class B limited partner. In addition, the partnership agreement provides that certain items of deduction, loss, income and gain may be specially allocated to the Class A Unitholders or to the holder of the Class B Interest or the General Partner. Also, the partnership agreement provides that if an allocation of a net loss to a partner would cause that partner to have a negative balance in its capital account at a time when one or more partners would have a positive balance in their capital account such net loss shall be allocated only among partners having positive balances in their capital account.

The General Partner has the discretion to cause Heartland to make distributions of Heartland's available cash in an amount equal to 98.5% to the Unitholders, 0.5% to the holder of the Class B Interest and 1% to the General Partner. There can be no assurance as to the amount or timing of Heartland's cash distributions or whether the General Partner will cause Heartland to make a cash distribution if cash is available. On November 24, 1997, Heartland declared a cash distribution in the amount of $1.6 million to Unitholders and Partners of record on December 29, 1997, that was paid on January 7, 1998. On December 4, 1997, Heartland's partnership agreement was amended to allow the General Partner in its discretion to establish a record date for distributions of the last day of any calendar month.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)


At December 31, 1999, land held for sale consisted of approximately 14,458 acres of scattered land parcels. States in which large land holdings are located are Illinois, Iowa, Minnesota, Montana, North Dakota, South Dakota, Washington, and Wisconsin. The remaining acreage is located in Idaho, Indiana, Michigan and Missouri.

Most of the properties are former railroad rights-of-way, located in rural areas, comprised of long strips of land approximately 100 feet in width. Also included are former station grounds and rail yards. Certain air rights and fiber optics development rights are also owned.

The land is typically unimproved. Some of the properties are improved with structures (such as grain elevators and sheds) erected and owned by lessees. Other properties are improved with Heartland-owned buildings that are of little or no value.

Improved properties of value to Heartland include a three-story office building with 60,000 square feet of space in Milwaukee, Wisconsin and a two-story warehouse/office building in northwestern Chicago used for the storage of partnership records.

At December 31, 1999, property available for development, including housing inventories, consisted of 15 sites comprising approximately 890 acres. The book value of this land is $10 million or an average of $11,200 per acre. Heartland reviews these properties to determine whether to hold, develop, either solely or with a third party joint venturer, or sell them. Heartland's objective for these properties is to maximize unitholder value over a period of years.

Heartland has a 3.88 acre site in Chicago, Illinois known as Kinzie Station under development. Phase I consists of 163 units in a Tower Building, 24 units in a Plaza Building and 5 Townhomes. CMC is also selling and building single family homes in Osprey Cove located in St. Marys, Georgia, Longleaf Country Club in Southern Pines, North Carolina and the Bloomfield community in Rosemount, Minnesota. These sites are classified as housing inventories. Heartland has decided to cease operations in Osprey Cove and Bloomfield. The homes and lot inventories will be sold in the ordinary course of business.

2.   Summary of Significant Accounting Policies

Consolidation
-------------

The consolidated financial statements include the accounts of Heartland; CMC, its 99.99% owned operating partnership; HDC, 100% owned by Heartland; CMCI, 1% general partnership interest owned by HDC and 99% owned by CMC; CMCII, CMCIII, CMCIV, CMCV, CMCVI, CMCVII, CMCVIII, LCL and LCC, each 100% owned by CMC. All intercompany transactions have been eliminated in consolidation.

Revenue Recognition
-------------------

Revenues from housing and land sales are recognized in the period in which title passes and cash is received.

Use of Estimates
----------------

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

Marketable Securities
---------------------

Management determines the appropriate classification of debt securities at the time of purchase and re-evaluates such classification as of each balance sheet date. Debt securities that the Company does not have the positive intent or ability to hold to maturity, and all marketable equity securities are classified as available-for-sale and are carried at fair value. All of Heartland's marketable securities held at December 31, 1998 were classified as available-for-sale. Unrealized holding gains and losses on securities classified as available-for-sale are reported as a separate component of partner's capital. Realized gains and losses, and declines in value judged to be other than temporary, are included in net securities gains (losses). Premiums and discounts on marketable securities are amortized on a straight-line basis using the maturity date of the security to determine the amortization period and such amortization is included in interest income. The cost of securities sold is based on the specific identification method.

Properties
----------

Properties are carried at their historical cost. Expenditures which significantly improve the values or extend useful lives of the properties are capitalized. Predevelopment costs including interest, financing fees, and real estate taxes that are directly identified with a specific development project are capitalized. Repairs and maintenance are charged to expense as incurred. Depreciation is provided for financial statement purposes over the estimated useful life of the respective assets ranging from 7 years for office equipment and fixtures to 40 years for building and improvements primarily using the straight-line method. Depreciation expense for the years ended December 31, 1999, 1998 and 1997 was $134,000, $124,000, $94,000, respectively.

Properties held for development, including capitalized predevelopment costs, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the particular development property may not be recoverable. If these events or changes in circumstances are present, the Company estimates the sum of the expected future cash flows (undiscounted) to result from the development operations and eventual disposition of the particular development property, and if less than the carrying amount of the development property, the Company will recognize an impairment loss based on discounted cash flows. Upon recognition of any impairment loss the Company would measure that loss based on the amount by which the carrying amount of the property exceeds the estimated fair value of the property.

For properties held for sale, an impairment loss is recognized when the fair value of the property, less the estimated cost to sell, is less than the carrying amount of the property.

Housing inventories, (including completed model homes), consisting of land, land development, direct and indirect construction costs and related interest, are recorded at cost which is not in excess of fair value. Land, land development, and indirect costs are allocated to cost of sales on the basis of units sold in relation to the total anticipated units in the related development project; such allocation approximates the relative sales value method. Direct construction costs are allocated to the specific units sold for purposes of determining costs of sales. Selling and marketing costs, not including those costs incurred related to furnishing and developing the models and sales office, are expensed in the period incurred. Costs incurred in the construction of the model units and related furnishings are capitalized at cost. The Company intends to offer these units for sale at the completion of a project and, accordingly, no amortization of direct construction costs is provided. Housing inventories are reviewed for impairment whenever events or circumstances indicate the fair value is less than the cost. If these events or changes in circumstances are present, the Company then writes down the inventory to its fair value.

As of December 31, 1999 and 1998, management is not aware of any impairment losses in the Company's real estate assets. Accordingly, no impairment losses were recognized during any of the years presented.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

Housing inventories consisted of the following at December 31, 1999, and 1998:

                                                                        1999            1998
                                                                        ----            ----
     Land under development...................................         $ 4,690         $ 4,568

     Direct construction costs................................          19,381           2,109

     Capitalized project costs................................          10,192           7,301
                                                                       -------         -------
                                                                       $34,263         $13,978
                                                                       =======         =======

Interest, financing fees, and real estate taxes relating to land and construction in progress are capitalized and, accordingly, are included in the aggregate cost of housing inventories. These costs are amortized to cost of sales on a per unit basis in relationship to the total units of the related development based upon the total estimated budget to be incurred for the development. This accounting treatment approximates the relative sales value method. Additionally, the Company provides each home purchaser with a one-year warranty covering the major components of the unit. The costs associated with these warranties are immaterial and therefore, expensed as incurred.

Fair Value of Financial Instruments
-----------------------------------

Management has considered fair value information relating to its financial instruments at December 31, 1999. For cash and marketable securities, the carrying amounts approximate fair value. For variable rate debt that reprices frequently, fair values approximate carrying values. For all remaining financial instruments, carrying value approximates fair value due to the relatively short maturity of these instruments.

Income Taxes
------------

A publicly-traded partnership generally is not liable for Federal income taxes, provided that for each taxable year at least 90% of its gross income consists of certain passive types of income. In such case, each partner includes its proportionate share of partnership income or loss in its own tax return. Accordingly, no provision for income taxes is reflected in Heartland's financial statements.

Heartland's assets are carried at historical cost. At December 31, 1999, the tax basis of the properties and improvements for Federal income tax purposes was greater than their carrying value for financial reporting purposes.

Segment Reporting
-----------------

During the fourth quarter of 1998, Heartland adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information ("Statement No. 131"). Statement No. 131 superseded FASB Statement of Financial Accounting Standards No. 14, Financial Reporting for Segments of a Business Enterprise ("Statement No. 14"). Statement No. 131 establishes standards for the way that public business enterprises report information regarding reportable operating segments. The adoption of Statement No. 131 did not affect Heartland's results of operations or financial position.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

The Company has two primary reportable business segments, which consist of land sales and property development (See Note 11 to the Consolidated Financial Statements).

Reclassification
----------------

Certain reclassifications have been made to the previously reported 1998 and 1997 statements in order to provide comparability with the 1999 statements. These reclassifications have not changed the 1998 and 1997 results.

3.  Restricted Cash

On May 14, 1997, CMC established a line of credit agreement in the amount of $5 million with LaSalle National Bank ("LNB") pursuant to which CMC pledged cash in the amount of $500,000 as an interest reserve. During 1998, LNB increased the line of credit to $8.5 million and extended the maturity date of the loan to April 30, 1999, pursuant to which CMC pledged additional cash in the amount of $350,000 as an interest reserve. In April 1999, LNB increased the credit facility to $11,500,000 and extended the maturity date of the loan to April 29, 2000. At that time, CMC pledged an additional $300,000 as an interest reserve. On November 30, 1998, CMCI executed an agreement for a $2,500,000 loan with Bank One relating to the Bloomfield project pursuant to which CMCI has pledged $500,000 in cash as an interest reserve. Restricted cash also includes purchasers' earnest money escrow deposits of $2,522,000 and $1,204,000 at December 31, 1999, and 1998, respectively and a $10,000 construction improvement bond held by the Osprey Cove Homeowners Association. The total restricted cash at December 31, 1999 and 1998 was $4,182,000 and $2,564,000, respectively.

4.  Notes Payable

On May 14, 1997, CMC signed a line of credit agreement in the amount of $5 million with LaSalle National Bank ("LNB"), pursuant to which CMC granted LNB a first lien on certain parcels of land in Chicago, IL which had a carrying value of $6,065,000 and $5,278,000 as of December 31, 1999, and 1998, respectively.
Also, pursuant to the line of credit agreement, CMC pledged cash in the amount of $500,000 as an interest reserve. The agreement terminated on May 1, 1998, but was extended through June 30, 1998. On June 30, 1998, the loan was amended extending the maturity date to April 30, 1999, and increasing the line to $8.5 million. The Company has subsequently pledged additional cash in the amount of $350,000 bringing the total interest reserve to $850,000. On October 23, 1998, CMC amended the loan temporarily increasing the line to $9,500,000 and reducing net worth requirements to $8,500,000. The $1,000,000 temporary increase was paid back in December 1998. In April of 1999, the Company extended the maturity of the loan to April 29, 2000, increased the amount of the credit facility from $8,500,000 to $11,500,000, reduced the net worth requirement form $8,500,000 to $5,500,000 and granted LNB a first lien on a property in Milwaukee, Wisconsin which had a carrying value of $3,035,000 at December 31, 1999.The Company has subsequently pledged additional cash in the amount of $300,000 bringing the total interest reserve to $1,150,000. In November 1999, the Company increased the amount of the credit facility to $13,300,000 and pledged as additional collateral its interest in the Goose Island Joint Venture which had a carrying value of $410,000 as of December 31, 1999. Advances against the line of credit bear interest at the prime rate of LNB plus 1.0% (9.5% at December 31, 1999). At December 31, 1999, and 1998, $11,800,000 and $8,321,000 respectively, had been advanced to the Company by LNB against the line of credit. On March 20, 2000 the Company executed documents with LNB that increased the credit facility to $15,300,000 and extended the maturity date of the loan to December 31, 2000. Heartland also granted LNB a first lien on 177 acres, located in Fife, Washington which had a carrying value of $3,891,000 at December 31, 1999.

On December 30, 1996, CMCV signed a revolving line of credit agreement in the amount of $3 million with Bank of America ("B of A"), formerly NationsBank, N.A., to acquire lots and construct houses in the Osprey Cove subdivision, St. Marys, Georgia, pursuant to which CMC granted a first mortgage to B of A on specific lots in said subdivision with

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

a carrying value of $1,803,000 and $5,138,000 at December 31, 1999, and 1998,
respectively. On December 30, 1999, Heartland entered into a modification agreement to its December 30, 1996, revolving line of credit agreement in the amount of $3 million for Osprey Cove to extend the maturity date to June 30, 2000. The line of credit with B of A bears interest at the prime rate of B of A plus 1% (9.5% at December 31, 1999). At maturity, all outstanding advances and any accrued interest must be paid. B of A had advanced against the revolving line of credit at December 31, 1999, and 1998, $1,514,000 and $2,288,000,
respectively. Under the terms of the agreement, CMCV is required to maintain a minimum net worth of $500,000 and a minimum leverage ratio not to exceed 4:1.

In the fourth quarter of 1999, First National Bank of St. Mary's ("FNB") in Georgia made two loans totaling $588,374 to build two unsold homes in Osprey Cove. The carrying value of these two homes is $557,000 at December 31, 1999. The loan terms are for one year and bear interest at the prime rate plus 1% (9.5% at December 31, 1999). At December 31, 1999, FNB had advanced $463,000 to the Company on the two loans.

In December, 1998, the Company signed a commitment letter for a $3,000,000 line of credit with B of A to construct homes in the Longleaf community. B of A provided individual loans on each home as it is started. The developer subordinated its lot to B of A's construction loan. The term of each loan was one year and interest accrued at the B of A prime rate plus 1%. On December 9, 1999, Heartland executed an agreement for a $5,000,000 revolving credit line for the construction of homes in Longleaf with Bank One of Illinois ("Bank One"). The first draw from Bank One on December 9, 1999 was used to purchase 22 lots (of which 3 closed in 1999) from the developer for $690,500 and repaid B of A all outstanding principal and accrued interest. As new homes to be built are added to the revolving credit line, the developer will subordinate its lot to Bank One's revolving credit line. The carrying value of the collateral at December 31, 1999 is $1,815,000. The revolving credit line is for a term of 1 year and bears interest at the prime rate (8.5% at December 31, 1999). At December 31, 1999, $1,441,000 had been advanced by Bank One to the Company. At December 31, 1998, $383,000 had been advanced by B of A to the Company.

On November 30, 1998, Heartland executed an agreement for a $2,500,000 loan from Bank One relating to the Bloomfield project. The loan has a two year term and bears interest at the prime rate (8.5% at December 31, 1999). The outstanding loan balance is $2,470,000 at December 31, 1999. As a condition of the loan, $500,000 was placed in an interest reserve. In addition, Bank One is providing a $1,750,000 development loan, letters of credit for $204,500 to the City of Rosemount and a $4,000,000 revolving credit line for the construction of homes; these credit facilities were executed on February 1, 1999. The loans bear interest at the prime rate (8.5% at December 31, 1999). The loans mature on January 31, 2001 and January 31, 2000, respectively. At December 31, 1999, $506,000 had been advanced against the development loan and $1,175,000 against the revolving line of credit. The Company believes no additional financing will be needed for Phase I. The carrying value of the collateral for these loans is $4,302,000 at December 31, 1999. The Company is currently in negotiations with Bank One to extend the maturity date of the $4,000,000 revolving line of credit to December 1, 2000. While the Company has no reason to believe the extension of the credit facility will not be approved by Bank One, there can be no assurance the contemplated extension will be given. The consolidated financial statements do not contain any adjustments to reflect the ultimate outcome of this uncertainty.

On January 6, 1999, the Kinzie Station 2.5 year loan agreement in the amount of $29,812,000 was signed with Corus Bank N.A ("CB"). The loan bears interest at the prime rate plus 1% (9.5% at December 31, 1999). This loan is collateralized by the real estate contained in the project. In conjunction with the loan, a Construction Contract with the guaranteed maximum price of $24,710,000 which increased to $24,972,282 due to subsequent change orders was entered into with a general contractor. At December 31, 1999 $13,287,000 had been advanced by CB to the Company.

On October 20, 1999, the Company executed loan documents with Bank One for a loan of $5,250,000 to construct the Kinzie Station Plaza building. The loan is for a term of 3 years and bears interest at the prime rate (8.5% at December 31, 1999). The loan is collateralized by real estate contained in the project. On September 7, 1999, a construction

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

contract with the guaranteed maximum price of $4,864,022 was entered into with a general contractor. At December 31, 1999, $114,000 had been advanced by Bank One to the Company.

During the years ended December 31, 1999, 1998, and 1997, the Company incurred and paid interest on loans in the amount of $2,062,000, $802,000 and $189,000, respectively, of which $2,062,000, $802,000 and $189,000 was capitalized.

5.  Recognition and Measurement of Environmental Liabilities

It is Heartland's practice to evaluate environmental liabilities associated with its properties on a regular basis. An allowance is provided with regard to potential environmental liabilities, including remediation, legal and consulting fees, when it is probable that a liability has been incurred and the amount of the liability can be reasonably estimated. The amount of any liability is evaluated independently from any claim for recovery. If the amount of the liability cannot be reasonably estimated but management is able to determine that the amount of the liability is likely to fall within a range, and no amount within that range can be determined to be the better estimate, then an allowance in the minimum amount of the range is established. Environmental costs which are incurred in connection with Heartland's development activities are expensed or capitalized as appropriate. (See Note 8.)

Estimates which are used as the basis for allowances for the remediation of a particular site are taken from evaluations of the range of potential costs for that site made by independent consultants. These evaluations are estimates based on professional experience but necessarily rely on certain significant assumptions including the specific remediation standards and technologies which may be required by an environmental agency as well as the availability and cost of subcontractors and disposal alternatives.

There is not sufficient information to reasonably estimate all the environmental liabilities of which management is aware. Accordingly, management is unable to determine whether environmental liabilities which management is unable to reasonably estimate will or will not have a material effect on Heartland's results of operations or financial condition.

6.  Related Party Transactions

CMC has a management agreement with HTI, pursuant to which CMC is required to pay HTI an annual management fee in the amount of $425,000 until the year ended December 31, 1999. In February 1998, CMC paid HTI the $425,000 1997 deferred management fee. $142,000 of the 1998 management was paid in 1998. In 1999, the balance of the 1998 fee of $283,000 was paid as well as 100% of the 1999 fee.

Under a management services agreement, HTI reimburses Heartland for reasonable and necessary costs and expenses for services totaling $368,000 for the year ended December 31, 1999, $300,000 for the year ended December 31, 1998 and $228,000 for the year ended December 31, 1997. HTI owes CMC $1,093,000 as of December 31, 1999, related to these expenses. Included in this amount owed CMC is $56,000 of interest accrued on past due amounts owed during the year 1999. Interest was computed using the prime rate plus 2 1/4% (10.75% at December 31, 1999).

7.  Leases

Heartland is a lessor under numerous property lease arrangements with varying lease terms. The majority of the leases are cancelable by either party upon thirty to sixty days notice and provide nominal rental income to Heartland. The leases generally require the lessee to construct, maintain and remove any improvements, pay property taxes, maintain insurance and maintain the condition of the property. Heartland has several major leases on buildings and land in Chicago, Illinois and Milwaukee, Wisconsin which account for over half of Heartland's annual rental income. The land,

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

buildings and other improvements had a net carrying value of $2,984,000 and $2,632,000 at December 31, 1999 and 1998, respectively. These amounts are net of depreciation and include corporate furniture and fixtures as well as other buildings and improvements.

Heartland has one non-cancellable operating lease for $114,401 per year that will continue as long as the lessee operates its railroad line.

Heartland leases its office premises as well as offices at certain development sites and certain equipment under various operating leases. Future minimum lease commitments under non-cancellable operating leases are as follows:

 2000...............................................................................      $194,000
 2001...............................................................................        90,000
 2002...............................................................................        50,000
 2003...............................................................................        24,000
                                                                                          --------
   Total............................................................................      $358,000
                                                                                          ========

Rent expense for the years ended December 31, 1999, 1998, and 1997 was $213,000, $294,000, and $133,000, respectively.

8.  Legal Proceedings and Contingencies

At December 31, 1999, and 1998, Heartland's allowance for claims and liabilities was approximately $2.8 million in each year. During the years ended December 31, 1999, 1998, and 1997, $378,000, $1,461,000 and $78,000, respectively, was recorded in respect to environmental matters. Significant legal matters are discussed below.

Soo Line Matters
----------------

The Soo Line Railroad Company (the "Soo") has asserted that the Company is liable for certain occupational injury claims filed after the consummation of an Asset Purchase Agreement and related agreements ("APA") by former employees now employed by the Soo. The Company has denied liability for each of these claims based on a prior settlement with the Soo. The Soo has also asserted that the Company is liable for the remediation of releases of petroleum or other regulated materials at six different sites acquired from the Company located in Iowa, Minnesota and Wisconsin. The Company has denied liability based on the APA.

The occupational and environmental claims are all currently being handled by the Soo, and the Company understands the Soo has paid settlements on many of these claims. As a result of Soo's exclusive handling of these matters, the Company has made no determination as to the merits of the claims and is unable to determine the materiality of these claims.

Tacoma, Washington
------------------

In June 1997, the Port of Tacoma ("Port") filed a complaint in the United States District Court for the Western District of Washington alleging that the Company was liable under Washington state law for the cost of the Port's remediation of a railyard sold in 1980 by the bankruptcy trustee for the Company's predecessor to the Port's predecessor in interest.

On October 1, 1998, the Company entered into a Settlement Agreement with the Port, subsequently modified effective June 1999, in which the Port released all claims and the Company agreed either to (a) pay $1.1 million on or before December 31, 2000, plus interest from January 1, 1999, or (b) to convey to the Port real property to be agreed upon at

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

a later date. At December 31, 1999, and 1998, Heartland's allowance for claims and liabilities for this site was $1,100,000 for each year.

The Company will not make a claim on its insurance carriers in this matter because the settlement amount does not exceed the self insured retention under the applicable insurance policies.

Wheeler Pit, Janesville, Wisconsin
----------------------------------

In November 1995 the Company settled an environmental claim with respect to the Wheeler Pit site near Janesville, Wisconsin. The settlement calls for the Company to pay General Motors $800,000 at $200,000 annually for four years, 32% of the monitoring costs for twenty-five years beginning in 1997 and 32% of governmental oversight costs; the oversight costs not to exceed $50,000. Payments of $200,000 were made in 1995, 1996, 1997 and 1998. A payment of $50,000 for past government oversight costs was made in October 1998. At December 31, 1999, and 1998, Heartland's allowance for claims and liabilities for this site was $189,000 and $184,000, respectively.

Miscellaneous Environmental Matters
-----------------------------------

Under environmental laws, liability for hazardous substance contamination is imposed on the current owners and operators of the contaminated site, as well as the owner or the operator of the site at the time the hazardous substance were disposed or otherwise released. In most cases, this liability is imposed without regard to fault. Currently, the Company has known environmental liabilities associated with certain of its properties arising out of the activities of its predecessor or certain of its predecessor's lessees and may have further material environmental liabilities as yet unknown. The majority of the Company's known environmental liabilities stem from the use of petroleum products, such as motor oil and diesel fuel, in the operation of a railroad or in operations conducted by its predecessor's lessees. The following is a summary of material known environmental matters, in addition to those described above.

The Montana Department of Environmental Quality ("DEQ") has asserted that the Company is liable for some or all of the investigation and remediation of certain properties in Montana sold by its predecessor's reorganization trustee prior to the consummation of its predecessor's reorganization. The Company has denied liability at certain of these sites based on the reorganization bar of the Company's predecessors. The Company's potential liability for the investigation and remediation of these sites was discussed in detail at a meeting with DEQ in April 1997. While DEQ has not formally changed its position, DEQ has not elected to file suit. Management is not able to express an opinion at this time whether the cost of the defense of this liability or the environmental exposure in the event of the Company's liability will or will not be material.

At twelve separate sites, the Company has been notified that releases arising out of the operations of a lessee, former lessee or other third party have been reported to government agencies. At each of these sites, the third party is voluntarily cooperating with the appropriate agency by investigating the extent of any such contamination and performing the appropriate remediation, if any.

The Company has petroleum groundwater remediation projects or long term monitoring programs at Austin, Minnesota, Farmington, Minnesota, and Miles City, Montana. At December 31, 1999, and 1998, Heartland's aggregate allowance for claims and liabilities for these sites were $32,000 and $41,000, respectively.

In December 1989, the Minnesota Pollution Control Agency ("MPCA") added a site which includes the Company's Pig's Eye Yard site in St. Paul, Minnesota to its Permanent List of Priorities based on historical records and an initial investigation of soil and groundwater conditions adjacent to Pig's Eye Yard. Portions of this site had been leased to the City of St. Paul for a landfill and to the Metropolitan Waste Control Commission for disposal of incinerator ash. The

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

site, which includes portions of the adjacent municipal wastewater treatment plant, was placed on the Superfund Accelerated Clean Up Model list in 1993. No potentially responsible parties ("PRPs") have been formally named at this site. The Company sold its interest in this property to the City of St. Paul on April 30, 1999, with the City agreeing to indemnify the Company against certain environmental liabilities.

The Company has an interest in property at Moses Lake, Washington previously owned and used by the United States government as an Air Force base. A portion of the Company's property is located over a well field which was placed on the national priority list in October 1992. Sampling by the Army Corps of Engineers has indicated the presence of various regulated materials, primarily in the groundwater, which were most likely released as a result of military or other third party operations. The Company has not been named as a PRP.

In July 1999, suit was filed against the Company in Minnesota District Court by a buyer under an expired real estate sale contract originally entered into in 1995, and extended to June 30, 1999. The plaintiff in the suit is demanding specific performance by conveyance to it of the vacant 5.95 acre parcel in Minneapolis, Minnesota originally to be sold to the buyer for $562,000 pursuant to the real estate contract. Environmental sampling in 1995 disclosed that the parcel was impacted by releases of regulated materials from the 1960s operations of a former lessee. The Company continues to investigate the environmental condition of the property on a voluntary basis under the direction of the Minnesota Department of Agriculture. At December 31, 1999 and 1998, Heartland's aggregate allowance for claims and liabilities for the Moses Lake, Washington and the 5.95 acre parcel in Minneapolis, Minnesota sites were $653,000 and $524,000, respectively.

In addition to the environmental matters set forth above, there may be other properties, i), with environmental liabilities not yet known to the Company, or
ii), with potential environmental liabilities for which the Company has no reasonable basis to estimate or, iii), which the Company believes the Company is not reasonably likely to ultimately bear the liability, but the investigation or remediation of which may require future expenditures. Management is not able to express an opinion at this time whether the environmental expenditures for these properties will or will not be material.

The Company has given notice to its insurers of certain of the Company's environmental liabilities. Due to the high deductibles on these policies, the Company has not yet demanded that any insurer indemnify or defend the Company. Consequently, management has not formed an opinion regarding the legal sufficiency of the Company's claims for insurance coverage.

The Company is also subject to other suits and claims which have arisen in the ordinary course of business. In the opinion of management, reasonably possible losses from these matters should not be material to the Company's results of operations or financial condition.

9.  Compensation and Benefits

Heartland sponsors a Group Savings Plan, which is a salary reduction plan qualified under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986. All full-time permanent employees of Heartland are eligible to participate in the plan. A participating employee can authorize contributions to the plan in the form of salary reductions of up to the maximum allowed by the Internal Revenue Code in any plan year. In 1999 Heartland made matching contributions of 25% of each participant's contribution to the plan. Participating 1998 employees were fully vested with respect to salary reduction and Heartland's contributions. For all future participants, they are fully vested with respect to salary reduction immediately but the matching contribution vests at 20% per year. Benefits are normally distributed upon retirement (on or after age 65), death or termination of employment, but may be distributed prior to termination of employment upon showing of financial hardship. Heartland contributed to the plan approximately $58,000 in 1999, $80,000 in 1998, and $60,000 in 1997 on
behalf of all employees.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

10.  Marketable Securities

At December 31, 1998 and 1997 all marketable securities were classified as available-for-sale. Proceeds from sale and maturities of debt securities during 1999, 1998, and 1997, were $149,000, $297,000, and $9,015,000, respectively.
Purchases of debt securities during 1998 and 1997 were $303,000 and $4,379,000, respectively. The gain on sale of securities in 1997 was approximately $3,000. Proceeds from sales in 1999 and 1998 approximated cost for all securities at the date of sale.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

11. Reportable Segments

The following tables set forth the reconciliation of net income and total assets for Heartland's reportable segments for the years ended December 31, 1999, 1998 and 1997 (See Note 2 to the Consolidated Financial Statements).

                                                                  Property
      1999 (amounts in thousands)         Land Sales (1)       Development (2)       Corporate (3)        Consolidated
--------------------------------------  ------------------   ------------------   ------------------   ------------------
Revenues:
--------
Property sales                           $           1,485    $          10,063    $               0    $          11,548
Less: cost of property sales..........                 261                9,511                    0                9,772
                                         -----------------    -----------------    -----------------    -----------------
  Gross profit on property sales......               1,224                  552                    0                1,776
                                         -----------------    -----------------    -----------------    -----------------

Operating Expenses:
------------------
Selling expenses......................                 806                2,764                    0                3,570
General and administrative expenses...                   0                  480                2,179                2,659
Real estate taxes.....................                 164                   15                    0                  179
Environmental Expense.................                  94                  284                    0                  378
                                         -----------------    -----------------    -----------------    -----------------

  Total Operating Expenses                           1,064                3,543                2,179                6,786
                                         -----------------    -----------------    -----------------    -----------------

  Net Operating Income (loss)                          160               (2,991)              (2,179)              (5,010)

Other Income and (Expenses):
---------------------------

Portfolio income......................                   0                    0                  123                  123
Rental income.........................                 772                    0                    0                  772
Other income..........................                   0                  917                    0                  917
Depreciation..........................                   0                  (89)                 (45)                (134)
Management fee........................                   0                    0                 (425)                (425)
                                         -----------------    -----------------    -----------------    -----------------

  Total Other Income and (Expense)....                 772                  828                 (347)               1,253
                                         -----------------    -----------------    -----------------    -----------------

Net Income (Loss).....................   $             932    $          (2,163)   $          (2,526)   $          (3,757)
                                         =================    =================    =================    =================

  Properties, net of accumulated
  Depreciation........................   $             783    $          49,171    $             797    $          50,751
                                         =================    =================    =================    =================

  Total assets........................   $           1,156    $          52,650    $           3,450    $          57,256
                                         =================    =================    =================    =================

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

                                                                 Property
      1998 (amounts in thousands)         Land Sales (1)       Development (2)      Corporate (3)        Consolidated
--------------------------------------  ------------------   ------------------   ------------------   ------------------
Revenues:
--------
Property sales                           $           1,814    $           4,417    $               0    $           6,231
Less: cost of property sales..........                 215                4,190                    0                4,405
                                         -----------------    -----------------    -----------------    -----------------
  Gross profit on property sales......               1,599                  227                    0                1,826
                                         -----------------    -----------------    -----------------    -----------------

Operating Expenses:
------------------
Selling expenses......................                 969                2,876                    0                3,845
General and administrative expenses                      0                  327                2,792                3,119
Real estate taxes.....................                 209                  190                    0                  399
Environmental Expense.................                 248                   25                1,188                1,461
                                         -----------------    -----------------    -----------------    -----------------

  Total Operating Expenses                           1,426                3,418                3,980                8,824
                                         -----------------    -----------------    -----------------    -----------------

  Net Operating Income (loss)                          173               (3,191)              (3,980)              (6,998)

Other Income and (Expenses):
---------------------------

Portfolio income......................                   0                    0                   63                   63
Rental income.........................                 886                    0                    0                  886
Other income..........................                   0                  514                    0                  514
Depreciation..........................                   0                  (84)                 (40)                (124)
Management fee........................                   0                    0                 (425)                (425)
                                         -----------------    -----------------    -----------------    -----------------

  Total Other Income and (Expense)....                 886                  430                 (402)                 914
                                         -----------------    -----------------    -----------------    -----------------

Net Income (Loss).....................   $           1,059    $          (2,761)   $          (4,382)   $          (6,084)
                                         =================    =================    =================    =================
  Properties, net of accumulated
  depreciation........................   $             937    $          26,296    $             819    $          28,052
                                         =================    =================    =================    =================

  Total assets........................   $           1,290    $          29,403    $           2,538    $          33,231
                                         =================    =================    =================    =================

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

                                                                  Property
       1997 (amounts in thousands)        Land Sales (1)       Development (2)       Corporate (3)        Consolidated
--------------------------------------  ------------------   ------------------   ------------------   ------------------
Revenues:
--------
Property sales                           $           1,708    $           5,419    $               0    $           7,127
Less: cost of property sales..........                 125                3,282                    0                3,407
                                         -----------------    -----------------    -----------------    -----------------
  Gross profit on property sales......               1,583                2,137                    0                3,720
                                         -----------------    -----------------    -----------------    -----------------

Operating Expenses:
------------------
Selling expenses......................                 562                1,903                    0                2,465
General and administrative expenses...                   0                   50                3,520                3,570
Real estate taxes.....................                 182                  521                    0                  703
Environmental Expense.................                   0                   78                    0                   78
                                         -----------------    -----------------    -----------------    -----------------

  Total Operating Expenses                             744                2,552                3,520                6,816
                                         -----------------    -----------------    -----------------    -----------------

  Net Operating Income (loss)                          839                 (415)              (3,520)              (3,096)

Other Income and (Expenses):
---------------------------

Portfolio income......................                   0                    0                   62                   62
Rental income.........................               1,104                    0                    0                1,104
Other income..........................                   0                  286                    0                  286
Depreciation..........................                   0                  (67)                 (27)                 (94)
Management fee........................                   0                    0                 (425)                (425)
                                         -----------------    -----------------    -----------------    -----------------

  Total Other Income and (Expense)....               1,104                  219                 (390)                 933
                                         -----------------    -----------------    -----------------    -----------------

Net Income (Loss).....................   $           1,943    $            (196)   $          (3,910)   $          (2,163)
                                         =================    =================    =================    =================

(1) The Land Sales business segment consists of approximately 14,458 acres of land located throughout 12 states for sale as of December 31, 1999, and related sales and marketing and general and administrative expenses.

(2) The Property Development business segment consists of approximately 890 acres representing 15 sites that Heartland is in the process of developing or homebuilding communities in which the Company is currently acquiring finished lots, selling and building homes. The related selling and operating expenses are also reported for this business segment.

(3) The Corporate level consist of portfolio income from investments, salaries and general and administrative expenses for the employees and occupied office space in Chicago, Illinois.

                           Heartland Partners, L.P.
            Notes to Consolidated Financial Statements (Continued)

12.  Subsequent Events

In January 2000, the Company executed a sales contract on 103 acres located in Rosemount, Minnesota for $4,000,000. This parcel of land is located adjacent to the Company's 226 acre Bloomfield development. The sale is projected to close by September 29, 2000. While the Company has no reason to believe the above-described sale will not close, the contract contains contingencies typical of such contracts and there can be no assurance the transaction will be completed.

On March 20, 2000, the Company executed documents with LNB that increased the credit facility to $15,300,000 and extended the maturity date of the loan to December 31, 2000. Heartland also granted LNB a first lien on 177 acres located in Fife, Washington which had a carrying value of $3,891,000 at December 31, 1999.

On March 24, 2000, a sales contract was executed by the Company to sell its Galewood property located in Chicago, Illinois for $7,750,000. The sale is projected to close by June 30, 2000. While the Company has no reason to believe the above-described sale will not close, the contract contains contingencies typical of such contracts and there can be no assurance the transaction will be completed.

                                                                     SCHEDULE II
                           HEARTLAND PARTNERS, L.P.
                       VALUATION AND QUALIFYING ACCOUNTS
             For The Years Ended December 31, 1999, 1998 AND 1997
                            (amounts in thousands)

                                                                             Additions
                                                            Balance at       charged to                         Balance
                                                            Beginning        costs and                          at end
                    Description                              Of year         expenses          Payments         of year
                    -----------                              -------         --------          --------         -------
Year Ended December 31, 1999:
Allowance for claims and liabilities...............           $2,762           $  378            $(336)         $2,804
                                                              ======           ======            =====          ======

Year Ended December 31, 1998:
Allowance for claims and liabilities...............           $2,169           $1,461            $(868)         $2,762
                                                              ======           ======            =====          ======

Year Ended December 31, 1997:
Allowance for claims and liabilities...............           $2,660           $   78            $(569)         $2,169
                                                              ======           ======            =====          ======

                                                                    SCHEDULE III
                           HEARTLAND PARTNERS, L.P.
                   REAL ESTATE AND ACCUMULATED DEPRECIATION
                               December 31, 1999
                            (amounts in thousands)

Description                                                    Cost Capitalized                   Gross Amount at Which
-----------                        Initial Cost to                Subsequent                             Carried
Land, Buildings and Other          Heartland                    to Acquisition (1)                at Close of Period (1)
                                   ---------                    ------------------                ----------------------
                                                                                                     Building,
                                          Buildings &                        Carrying             Improvement and
                                 Land     Improvements    Improvements (3)   Costs(4)    Land      Carrying Costs     Total
                                 ----     ------------    ----------------   --------    ----     ----------------    -----
Chicago, IL...............  (6)  $661     $         --         $      142    $    269    $661          $   411         $1,072
Milwaukee, WI.............         61              816                177         149      61            1,142          1,203

Corporate and other.......  (5)    --               --              1,774          --      --            1,774          1,774
                                 ----     ------------         ----------    --------    ----          -------         ------

TOTAL                            $722     $        816         $    2,093    $    418    $722          $ 3,327         $4,049
                                 ====     ============         ==========    ========    ====          =======         ======

                                                                                                   Life on
                                                                                                    Which
                                                                                                 Depreciation
                                                                                                  In Latest
Description                                                        Date of                          Income
-----------                                      Accumulated    Completion of       Date          Statement
Land, Buildings and Other                       Depreciation    Construction      Acquired       Is Computed
                                                ------------    --------------   ---------       -----------
Chicago, IL                                (6)  $         --        Various         Various           (2)
Milwaukee, WI                                            509        Various         Various           (2)

Corporate and other                                      556        Various         Various           (2)
                                                ------------

TOTAL                                           $      1,065
                                                ============

(1) See Attachment A to Schedule III for reconciliation of beginning of period total to total at end of period.
(2) Reference is made to Note 2 to the Consolidated Financial Statements for information related to depreciation.
(3) Improvements include all costs which increase the net realizable value of the property except carrying costs.
(4) Carrying costs consists primarily of legal fees, real estate taxes and interest.
(5) This amount includes furniture, equipment and other fixed assets that are included in Land, buildings and other on the Consolidated Balance Sheet.
(6)  Includes a parcel of land encumbered by a $11,800,000 short-term loan (See
     Note 4 to the Consolidated Financial Statements).

                           HEARTLAND PARTNERS, L.P.
                         ATTACHMENT A TO SCHEDULE III
              RECONCILIATION OF COST OF REAL ESTATE AT BEGINNING
                       OF YEAR WITH TOTAL AT END OF YEAR
                                (IN THOUSANDS)


                                                           1999             1998             1997
                                                           ----             ----             ----
Balance at January 1.................................  $       3,563    $       3,230    $       2,585
                                                       -------------    -------------    -------------
Additions during year:
 Other acquisitions..................................            357              229              370
Improvements.........................................            129              104              415
                                                       -------------    -------------    -------------
 Total Additions.....................................            486              333              785
                                                       -------------    -------------    -------------

Deductions during year:
 Cost of real estate sold............................             --               --              140
                                                       -------------    -------------    -------------
   Total deductions..................................             --               --              140
                                                       -------------    -------------    -------------
Balance at December 31...............................  $       4,049    $       3,563    $       3,230
                                                       =============    =============    =============


            Reconciliation Of Real Estate Accumulated Depreciation
                At Beginning of Year with Total At End of Year
                                (In Thousands)


                                                           1999            1998             1997
                                                           ----            ----             ----
Balance at January 1.................................  $         931    $         807    $         853
                                                       -------------    -------------    -------------

Additions during year:
  Charged to Expense.................................            134              124               94
                                                       -------------    -------------    -------------
    Total Additions..................................            134              124               94
                                                       -------------    -------------    -------------

Deductions during year:
  Cost of real estate sold...........................            ---              ---              140
                                                       -------------    -------------    -------------
    Total deductions.................................            ---              ---              140
                                                       -------------    -------------    -------------
Balance at December 31...............................  $       1,065    $         931    $         807
                                                       =============    =============    =============

Item 9. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure.

None